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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K
                         CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934



               Date of Report:  February 11, 1997
         Date of Earliest Event Reported:  November 27, 1996




              AMERICAN CABLE TV INVESTORS 5,LTD.
     --------------------------------------------------
     (Exact name of Registrant as specified in charter)



Colorado                 0-16784                 84-1048934
(State of                (Commission            (IRS Employer
Formation)              File Number)           Identification No.)


          5619 DTC Parkway, Englewood, Colorado 80111
          (Address of Principal Executive Offices)


                      (303) 267-5500
   (Registrant's telephone number, including area code)











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Item 5.   Other Events

      During the fourth quarter of 1996, the Partnership entered into three separate agreements for the sale of its cable television systems located in and around (i) St.Mary's County, Maryland (the "St. Mary's System"), (ii) Shelbyville and Manchester, Tennessee (the "Southern Tennessee System") and (iii) Lower Delaware and Maryland (the "Lower Delaware System"). The proposed sales of the St. Mary's, Southern Tennessee and Lower Delaware Systems are collectively referred to herein as the Proposed Asset Sales. The Partnership is in the process of marketing for sale its remaining cable television system located in and around Riverside, California (the "Riverside System").

      One agreement, dated November 27, 1996, provides for the sale of the St. Mary's System to Gans Multimedia Partnership or one of its affiliates for a cash sales price of $30,636,900, subject to certain adjustments.

     Another agreement, dated November 29, 1996, provides for the sale of the Southern Tennessee System to Rifkin Acquisition Partners, L.L.L.P. or one of its affiliates for a cash sales price of $19,750,000, subject to certain adjustments.

  Another agreement, dated December 24, 1996, provides for the sale of the Lower Delaware System to Mediacom LLC or one of its affiliates for a cash sales price of $43,100,000, subject to certain adjustments.

      Subject to the approval of the Partnership's limited partners, the receipt of regulatory approvals and other closing conditions, consummation of the Proposed Asset Sales is expected to occur during the second or third quarter of 1997. There is no assurance that any of the Proposed Asset Sales will be consummated.

      In  the  event  that all of the Proposed  Asset Sales  are approved and  consummated, the Partnership anticipates  that  it would  use  the net
cash proceeds to repay the Partnership's  net liabilities.   The  remaining
consideration, after payment of certain expenses relating to the Proposed Asset Sales, and, to the extent not otherwise used to fund capital expenditures or the liquidity requirements of the Riverside System, would be distributed  to the limited and general partners.  Assuming  that all of the Proposed Asset Sales had been consummated on September 30, 1996 and that no amounts were used to fund capital expenditures or the liquidity requirements of the Riverside System, the Partnership estimates that pro forma net cash proceeds available for distribution to limited partners would have been $366 per $500 unit of limited partnership interest (the "Pro Forma Distribution Per Unit"). The Pro Forma Distribution Per Unit, which is based upon the Partnership's historical financial position at September 30, 1996, does not reflect any contingent liabilities that might arise subsequent to the date of this Current Report on Form 8-K,
and is based on various  assumptions with   respect   to transaction  related
costs,   sales   price adjustments and other matters.  Accordingly, the actual amounts distributed to the Limited Partners may vary from the Pro Forma Distribution Per Unit, and there is no assurance as to the timing or amount of such distributions.

The amount by which the Pro Forma Distribution Per Unit would be reduced if one or more of the Proposed Asset Sales does not close is dependent upon future events and circumstances. In the event that any of the Proposed Asset Sales do not close, it is currently the Partnership's intention to seek a substitute buyer. There is no assurance that the Partnership could arrange for any substitute sales transaction(s) at an appropriate price or on terms acceptable to the Partnership. If the Partnership's efforts in arranging any substitute sales transaction(s) prove to be unsuccessful, the Partnership would evaluate market, competitive, regulatory, financial and other conditions (relating to the cable television industry generally and to the remaining cable television system(s) specifically) in order to determine whether it would be in the best interest of the Partnership to use all or a portion of the available net cash proceeds (after repaying debt as required by the terms of the Partnership's bank credit facility and repaying any other liabilities of the Partnership) from any of the consummated Proposed Asset Sales to fund all or a portion of any remaining cable television system's(s') liquidity requirements, including non-discretionary capital expenditures and necessary maintenance costs as well as the cost of implementing technological advancements or improvements. Accordingly, the failure to consummate one or more of the Proposed Asset Sales could delay and would reduce the Pro Forma Distribution Per Unit.

      The foregoing descriptions of the Proposed Asset Sales are qualified in their entirety by reference to the text of the agreements, copies of which are filed hereto as Exhibits 99.1, 99.2 and 99.3.

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Item 7.   Financial Statements and Exhibits
     (c)  Exhibits
          (99.1) Asset Purchase Agreement by and between American Cable TV Investors 5, Ltd. and Gans Multimedia
                     Partnership dated as of  November 27, 1996.

          (99.2) Asset Purchase Agreement by and between American Cable TV Investors 5, Ltd. and Rifkin Acquisition Partners, L.L.L.P. dated as of November 29, 1996.

          (99.3) Asset Purchase Agreement by and between American Cable TV Investors 5, Ltd. and Mediacom LLC dated as of December 24, 1996.


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                     SIGNATURES


      Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

                              AMERICAN CABLE TV INVESTORS 5, LTD.
                              A Colorado Limited Partnership

                              By:  IR-TCI Partners V, L.P.,
                                   Its General Partner

                              By:  TCI Ventures Five, Inc.,
                                   A General Partner




Date:  February 11, 1997      By:  /s/Gary K. Bracken
                                   ---------------------------
                                   Gary K. Bracken
                                   Vice President and Controller
                                   (Principal Accounting  Officer)